UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 11, 2014

PVH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code  (212)-381-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors of PVH Corp. (the “Company”) held on December 11, 2014, Geraldine Penny McIntyre was appointed to the Board.  Ms. McIntyre will serve on the Board’s Corporate Social Responsibility Committee.  The appointment is effective February 3, 2015, the committee’s next scheduled meeting date and the day prior to the Board’s next scheduled meeting.  The number of directors constituting the full Board was increased to 13 in connection with this appointment.

Ms. McIntyre was elected as part of the Company’s director succession planning.  By bringing Ms. McIntyre onto the Board at this time, she will be eligible to stand for reelection at the 2015 Annual Meeting and can gain significant experience, helping to provide for an orderly transition in the event of any director departures, including due to retirement.

There is no arrangement or understanding between Ms. McIntyre and any other person pursuant to which she was selected as a director, nor are there any disclosable arrangements under Item 404(a) of Regulation S-K.

Ms. McIntyre was the Chief Executive Officer of Sunrise Senior Living, LLC, a provider of senior living services, from November 2013 to May 2014.  Prior to joining Sunrise Senior Living, Ms. McIntyre served as President of the Consumer Group of Newell RubberMaid Inc., a consumer and commercial products company, from November 2011 through November 2012 and Group President of Newell RubberMaid’s Office Products Group from June 2009 through November 2012.

The Company’s press release announcing the election of the new director is attached as Exhibit 99.1 to this Report and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.                      Description of Exhibit

99.1           Press Release, issued by PVH Corp. on December 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer Executive Vice President

Date: December 12, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by PVH Corp. on December 12, 2014.